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                                                                       EXHIBIT 5



                                        June 15, 1994

Arbor Drugs, Inc.
3331 West Big Beaver Road
Troy, Michigan 48084

Gentlemen:

  As General Counsel of Arbor Drugs, Inc., a Michigan corporation (the "Company"), I have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission in connection with the registration of 300,000 shares of the Common Stock, par value $.01 (the "Common Stock"), of the Company for sale and issuance pursuant to the Company's 1994 Employee Stock Purchase Plan (the "Plan"). I have examined the proceedings proposed to be taken in connection with the Plan and the sale and issuance of the Common Stock pursuant thereto and such other records, documents and matters as I have deemed necessary or advisable in order to enable me to render this opinion.

  Based upon the above and taking into account such legal considerations as I have deemed relevant, it is my opinion that upon completion of the proceedings to be taken prior to the sale and issuance of the Common Stock, as contemplated under the Plan, including the receipt of the consent of the shareholders of the Company owning a majority of the shares of the Common Stock with respect to the approval of the Plan, such Common Stock, when sold and issued in the manner referred to in the Registration Statement and the Plan, will be legally and validly issued, fully paid and non-assessable.

  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/  Todd A. Wyett

                                        Todd A. Wyett
                                        General Counsel